UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2015

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 4, 2015, Norwegian Cruise Line Holdings Ltd. (the “Parent”) appointed Andrew Stuart, age 51, as the President and Chief Operating Officer of the Norwegian brand. There are no arrangements or understandings between Mr. Stuart and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Andrew Stuart has served as our Executive Vice President, Global Sales and Passenger Services since November 2008. From April 2008 through September 2008, he held the position of Executive Vice President and Chief Product Officer. From September 2003 through March 2008, he served as Executive Vice President of Marketing, Sales and Passenger Services. Prior to that, he was our Senior Vice President of Passenger Services as well as Vice President of Sales Planning. He joined us in August 1988 in our London office holding various Sales and Marketing positions before relocating to our headquarters in Miami. Mr. Stuart earned a Bachelor of Science degree in Catering Administration from Bournemouth University, United Kingdom.

Employment Agreement.

NCL (Bahamas) Ltd. entered into an employment agreement with Mr. Stuart dated March 4, 2015. The agreement has an initial term of one year, which will automatically renew each anniversary thereafter for additional one-year terms unless either we or Mr. Stuart gives notice of non-renewal within sixty days prior to the end of the term. The material terms of the employment agreement are summarized below.

Base Salary and Bonus. Mr. Stuart will receive an annual base salary of $650,000, subject to annual review. Mr. Stuart will also be eligible for an annual bonus with a target amount equal to 75% of base salary.

Equity Awards. As soon as practicable after his appointment, Mr. Stuart will be eligible to receive an award of options to purchase 100,000 ordinary shares of the Parent under the Parent’s 2013 Performance Incentive Plan. All of these option grants will have an ordinary term of 10 years and will vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to his continued employment through each vesting date and accelerated vesting upon a change in control of the Parent. Beginning with the 2016 calendar year, Mr. Stuart will be eligible to receive equity awards on a basis that is generally consistent with other senior executives.

Severance Terms. If we terminate Mr. Stuart’s employment without cause, he will be entitled to receive (i) a severance payment equal to one times his base salary, payable in substantially equal installments over a period of 12 months and (ii) reimbursement of premiums to continue medical coverage under COBRA for 12 months.

Other Benefits. Mr. Stuart will be eligible to participate in the benefit plans and programs generally available to other senior executives, including our medical executive reimbursement plan. He will also be entitled to a $1,500 monthly car allowance and 5 weeks of vacation per year.

Mr. Stuart’s receipt of the severance benefits described above is subject to his execution of a release of claims and compliance with the noncompetition, nonsolicitation and nondisclosure restrictions contained in his employment agreement.

The foregoing description of Mr. Stuart’s employment agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Departure of Directors or Certain Officers.

On March 4, 2015, Andrew Madsen, President and Chief Operating Officer of the Norwegian brand, resigned as President and Chief Operating Officer of the Norwegian brand and from all other positions and offices with the Parent and its subsidiaries or affiliates, effective immediately. In connection with Mr. Madsen’s resignation, he will be entitled to receive the severance benefits provided for under his employment agreement.

Item 8.01	Other Events.

On March 4, 2015, Parent issued a press release regarding Mr. Stuart’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this report.

Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement by and between NCL (Bahamas) Ltd., and Andrew Stuart, entered into on March 4, 2015.
99.1	Press Release, dated March 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 4th day of March, 2015.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas
Senior Vice President, General Counsel
and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement by and between NCL (Bahamas) Ltd. and Andrew Stuart, entered into on March 4, 2015.
99.1	Press Release, dated March 4, 2015.